UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2016

AMERICAN AIRLINES GROUP INC.

AMERICAN AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8400	75-1825172
Delaware	1-2691	13-1502798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd., Fort Worth, Texas	76155
4333 Amon Carter Blvd., Fort Worth, Texas	76155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(817) 963-1234

(817) 963-1234

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 16, 2016, the New York Transportation Development Corporation (“NYTDC”) issued approximately $844 million of special facility revenue refunding bonds (the “2016 Bonds”) on behalf of American Airlines, Inc. (“American”), a wholly-owned subsidiary of American Airlines Group Inc. (“AAG”). The net proceeds from the 2016 Bonds generally were used to provide a portion of the funds to defease and redeem in full the outstanding (i) New York City Industrial Development Agency Special Facility Revenue Bonds, Series 2002B (American Airlines, Inc. John F. Kennedy International Airport Project) (the “Prior Series 2002B Bonds”), and (ii) New York City Industrial Development Agency Special Facility Revenue Bonds, Series 2005 (American Airlines, Inc. John F. Kennedy International Airport Project) (the “Prior Series 2005 Bonds,” and together with the Prior Series 2002B Bonds, the “Prior Bonds”). The net proceeds from the Prior Bonds partially financed the construction of a terminal used by American at John F. Kennedy International Airport (the “Terminal”).

American is required to pay debt service on the 2016 Bonds through payments under a loan agreement with NYTDC and American will consolidate the debt in its financial statements. The 2016 Bonds are guaranteed by both American and AAG. American’s and AAG’s obligations under these guarantees are secured by a mortgage (the “Leasehold Mortgage”) on American’s lease of the Terminal and related property (the “Lease”) from the Port Authority of New York and New Jersey (“PANYNJ”).

The 2016 Bonds were issued with different maturities and bear interest as follows:

Series 2016 Serial Bonds
Maturity Dates	Amount	Interest Rate	Yield
August 1, 2017	$34,330,000	5.00%	1.85%
August 1, 2018	$41,325,000	5.00%	2.10%
August 1, 2019	$43,390,000	5.00%	2.50%
August 1, 2020	$45,560,000	5.00%	2.75%
August 1, 2021	$47,835,000	5.00%	2.90%

Series 2016 Term Bonds
Maturity Dates	Amount	Interest Rate	Yield(1)
August 1, 2026	$277,550,000	5.00%	3.30%
August 1, 2031	$354,220,000	5.00%	3.50%

(1)	Yield calculated based on a call date of August 1, 2021. After August 1, 2021, the Series 2016 Term Bonds may, at American’s election, bear interest at different rates and for different interest periods.

The 2016 Bonds, in aggregate, were priced at approximately 107% of par value. Accordingly, the gross proceeds from the issuance of the 2016 Bonds were approximately $907 million. Of this amount, approximately $895 million was placed in escrow to partially fund the defeasement and redemption of the Prior Bonds and approximately $12 million was used to pay the costs of the issuance of the 2016 Bonds, including the underwriting discount.

The 2016 Bonds maturing after August 1, 2021 are subject to optional redemption at par in whole or in part on any date on or after August 1, 2021. In addition, the 2016 Bonds are subject to optional redemption at par if (i) American determines the continued operation of the Terminal is impractical, uneconomical or undesirable, (ii) the Terminal is condemned or taken by eminent domain or (iii) the operation of the Terminal is enjoined. The 2016 Bonds maturing on August 1, 2026 and August 1, 2031 are subject to mandatory sinking fund redemption on specified dates.

In addition, the 2016 Bonds are subject to mandatory redemption in whole at par if PANYNJ exercises its option to terminate the Leasehold Mortgage and are subject to mandatory redemption in whole (or in certain circumstances in part) at par if a specified portion of the Terminal is released from the Lease or if interest on the 2016 Bonds is determined to be taxable.

On or after August 1, 2021, the 2016 Bonds maturing after August 1, 2021 may be subject to mandatory tender for purchase, in whole or in part, at the option of American.

Amounts payable with respect to the bonds can be accelerated upon the occurrence of certain events of default, including failure to pay principal and interest when due and the occurrence of certain bankruptcy events with respect to American or AAG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, American Airlines Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AIRLINES GROUP INC.

Date: June 16, 2016	By:	/s/ Derek J. Kerr
Derek J. Kerr Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, American Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AIRLINES, INC.

Date: June 16, 2016	By:	/s/ Derek J. Kerr
Derek J. Kerr Executive Vice President and Chief Financial Officer